Exhibit 99.4

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

KYOCERA MITA AMERICA, INC. SAVINGS AND INVESTMENT PLAN

SUMMARY PLAN DESCRIPTION

September     , 2004

TABLE OF CONTENTS

Page(s)

INTRODUCTION TO YOUR PLAN	1

DISCLAIMER UNDER FEDERAL PENSION LAW	1

DISCLAIMER UNDER FEDERAL SECURITIES LAWS	1

ARTICLE I - PARTICIPATION IN THE PLAN	2
Am I eligible to participate in the Plan?	2
When am I eligible to participate in the Plan?	2
When is my Entry Date?	3
What happens if I'm a participant, terminate employment and then I'm rehired?	3

ARTICLE II - CONTRIBUTIONS	3
What kind of Plan is this?	3
Do I have to contribute money to the Plan in order to participate?	3
How much may I contribute to the Plan?	3
How often can I modify the amount I contribute?	5
Will the Employer contribute to the Plan?	5
What is the Employer matching contribution?	5
What is the Employer discretionary profit sharing contribution?	5
How will the Employer discretionary profit sharing contribution be allocated to my account?	6
What is the Qualified Non-Elective Contribution and how is it allocated?	6
What compensation is used to determine my Plan benefits?	6
Is there a limit on the amount of compensation which can be considered?	7
Are there limits on how much can be contributed to my account each year?	7
May I "rollover" payments from other retirement plans or IRAs?	7
How is the money in the Plan invested?	7

ARTICLE III - RETIREMENT BENEFITS	9
What benefits will I receive at normal retirement?	9
What benefits will I receive at early retirement?	9
What happens if I leave the Employer’s workforce before I retire?	10
What is my vested interest in my accounts?	10
How do I determine my Periods of Service for vesting purposes?	11
Does all my service count for vesting purposes?	11
Does my service with another Employer count for vesting purposes?	11
As a veteran, will my military service count as service with the Employer?	11
What happens to my non-vested account balance if I’m rehired?	11
What happens to the non-vested portion of a terminated participant’s account?	12

ARTICLE IV - DISABILITY BENEFITS	12
How is disability defined?	12
What happens if I become disabled?	12

ARTICLE V - FORM OF BENEFIT PAYMENT	12
How will my benefits be paid?	12
May I delay the receipt of benefits?	13

ARTICLE VI - DEATH BENEFITS	13
What happens if I die while working for the Employer?	13
Who is the beneficiary of my death benefit?	13
How will the death benefit be paid to my beneficiary?	14
When must the last payment be made to my beneficiary?	14
What happens if I’m a participant, terminate employment and die before receiving all my benefits?	15

ARTICLE VII - IN-SERVICE DISTRIBUTIONS	15
Can I withdraw money from my account while working?	15
Can I withdraw money from my account in the event of financial hardship?	15
What conditions must I satisfy to receive a hardship distribution?	16

ARTICLE VIII - CERTAIN FEDERAL INCOME TAX CONSEQUENCES	16
What are my tax consequences when I make salary deferral contributions to the Plan?	16
What are my tax consequences when I receive an allocation of Employer matching or discretionary profit sharing contributions?	17
Does my Employer receive a deduction for the matching and discretionary profit sharing contributions that it makes?	17
Are earnings and appreciation subject to tax?	17
What are my federal income tax consequences when I receive a distribution from the Plan?	18
What are my federal estate tax consequences when I receive a distribution from the Plan?	21
Do any foreign tax rules apply to participation in, contributions to, and distributions from, the Plan?	21

NOTE CONCERNING FEDERAL TAX DISCUSSION	21

ARTICLE IX - LOANS	22
May I borrow money from the Plan?	22
What are the loan rules and requirements?	22

ARTICLE X - YOUR PLAN’S “TOP HEAVY RULES”	23
What is a “top heavy plan”?	23
What happens if the Plan becomes “top heavy”?	23

ARTICLE XI - PROTECTED BENEFITS AND CLAIMS PROCEDURES	24
Is my benefit protected?	24
Are there any exceptions to the general rule?	24
Can the Plan be amended?	24
What happens if the Plan is discontinued or terminated?	24
How do I submit a claim for Plan benefits?	24
What if my benefits are denied?	25

2

What is the Claims Review Procedure?	26
What are my rights as a Plan participant?	28

ARTICLE XII - GENERAL INFORMATION ABOUT THE PLAN	29
General Plan Information	29
Employer Information	30
Administrator Information	30
Trustee Information	31
Additional Information Relating to Kyocera Corporation Stock Fund	31

EXHIBIT A INVESTMENT FUNDS OFFERED UNDER THE PLAN

3

KYOCERA MITA AMERICA, INC. SAVINGS AND INVESTMENT PLAN

SUMMARY PLAN DESCRIPTION

INTRODUCTION TO YOUR PLAN

This document has a twofold purpose. First, it describes the provisions of the Kyocera Mita America, Inc. Savings and Investment Plan (the “Plan”). Because it describes the provisions of the Plan, this document constitutes a Summary Plan Description (“SPD”) with respect to the Plan as required under the federal pension law known as the Employee Retirement Income Security Act of 1974 (“ERISA”). Second, it provides certain information concerning certain securities that are offered for sale pursuant to the Plan. Because this document provides information concerning securities registered under the Securities Act of 1933, (the ‘33 Act”), it also constitutes part of a prospectus covering securities that are required to be registered under the federal securities laws.

For ERISA purposes, this Summary Plan Description describes the Plan provisions in simple, easy to understand language. It also provides required information for plans that permit participants to choose their own investments, as required under Section 404(c) of ERISA.

For purposes of federal securities laws, this document provides some of the required information concerning the nature of certain employer securities offered as investments under the Plan. Other portions of the information required to be provided in the prospectus are provided in separate documents, which are annexed to this document.

Kyocera Mita America, Inc. (the “Employer”) has adopted the Plan to provide you with the opportunity to save for retirement on a tax-deferred basis. This Summary Plan Description contains valuable information regarding when you may become eligible to participate in the Plan, your Plan benefits, your distribution options, and many other features of the Plan. You should take the time to read this SPD to get a better understanding of your rights and obligations in the Plan.

We have attempted to answer most of the questions you may have regarding your benefits in the Plan. If this SPD does not answer all of your questions, please contact the Administrator (or other plan representative). The name and address of the Administrator can be found in the Article of this SPD entitled “GENERAL INFORMATION ABOUT THE PLAN.”

DISCLAIMER UNDER FEDERAL PENSION LAW

This SPD describes the Plan’s benefits and obligations as contained in the legal Plan document, which governs the operation of the Plan. The Plan document is written in much more technical and precise language. If the non-technical language in this SPD and the technical, legal language of the Plan document conflict, the Plan document always governs. If you wish to receive a copy of the legal Plan document, please contact the Administrator.

DISCLAIMER UNDER FEDERAL SECURITIES LAWS

You should rely only on the information contained in this document or in other documents to which we have referred you in this document. The Employer, which sponsors the Plan, has not authorized anyone to provide you with information that is different from the information contained herein. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This document may not be used for the re-offer or resale of shares acquired pursuant to the Plan described herein.

This SPD describes the current provisions of the Plan which are designed to comply with applicable legal requirements. In addition to being subject to ERISA and the ‘33 Act, the Plan is subject to various provisions of the Internal Revenue Code (the “Code”). The provisions of the Plan are subject to revision due to a change in laws or due to pronouncements by the Internal Revenue Service (the “IRS”), the United States Department of Labor (the “DOL”) and/or the Securities and Exchange Commission (the “SEC”). We may also amend or terminate this Plan. If the provisions of the Plan that are described in this SPD change, we will notify you.

As used in this SPD, the terms “we” and “us” refer to the Employer and the terms “you,” “my” or “I” refer to an employee, a participant in the Plan or a beneficiary, as applicable.

ARTICLE I

PARTICIPATION IN THE PLAN

Am I eligible to participate in the Plan?

Provided you are not an Excluded Employee, you are eligible to participate in the Plan once you satisfy the Plan’s eligibility conditions described in the next question. Then, you may elect to have your compensation reduced by a specific percentage, and have that amount contributed to the Plan as a salary deferral contribution. You may also be entitled to receive contributions from us.

If you are a member of a class of employees identified below, you are an Excluded Employee for purposes of the Plan. The Excluded Employees are:

•	leased employees;

•	employees from Kyocera Mita Corporation on temporary assignment in the United

•	States of America (effective October 1, 2000); and

•	persons who are employed as intern or work-study employees.

When am I eligible to participate in the Plan?

Provided you are not an Excluded Employee, you are eligible to participate in the Plan once you satisfy the Plan’s eligibility conditions described in this section. Then, you may elect to have your compensation reduced by a specific percentage, and have that amount contributed to the Plan as a salary deferral contribution. You may also be entitled to receive contributions from us.

You will be eligible to make salary deferrals and receive matching contributions and receive profit sharing contributions to the Plan on your date of hire.

When is my Entry Date?

Provided you are not an Excluded Employee, you may begin participating under the Plan once you have satisfied the eligibility requirements and reached your “Entry Date.” The following describes the specific Entry Date that applies under the Plan. In addition, special rules may apply if you terminate employment and are then rehired. If you have questions about the timing of your Plan participation, please contact the Administrator.

Your Entry Date will be the first day of the Plan Year quarter coinciding with or next following your date of hire.

What happens if I’m a participant, terminate employment and then I’m rehired?

If you are no longer a participant because you terminated employment, and you are rehired, then you will continue to participate in the Plan in the same manner as if your termination had not occurred.

ARTICLE II

CONTRIBUTIONS

What kind of Plan is this?

This Plan is a type of qualified retirement plan commonly referred to as a 401(k) Plan. As a participant under the Plan, you may elect to defer your compensation by a specific percentage and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. You generally are not taxed on your salary deferrals (and associated earnings) until you withdraw those amounts from the Plan. In addition, we may make additional contributions to the Plan on your behalf. This Article describes the types of contributions that may be made to the Plan and how these monies will be allocated to your account to provide for your retirement benefit.

Do I have to contribute money to the Plan in order to participate?

No, you are not required to contribute any money in order to participate in our Plan. However, you may receive additional amounts if you defer.

How much may I contribute to the Plan?

As a participant, you may elect to defer not less than 1% nor more than 25% of your compensation each year instead of receiving that amount in cash. Prior to January 1, 2002, the maximum percentage was 16% for non-Highly Compensated Employees and 8% for Highly Compensated Employees. However, your total deferrals in any taxable year may not exceed a dollar limit which is set by law. The limit is $11,000 (for 2002), $12,000 (for 2003), $13,000 (for 2004), $14,000 (for 2005), and $15,000 (for 2006). This limit may be increased after 2006 for cost of living changes. The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until such amount and/or earnings are actually distributed to you. However, the amount you defer is counted as compensation for Social Security taxes.

If you are age 50 or older, then you may elect to defer additional amounts (called “catch-up contributions”) to the Plan. The additional amounts may be deferred regardless of any other limitations on the amount that you may defer to the Plan. The maximum “catch-up contribution” that you can make in 2002 is $1,000. This amount is increased by $1,000 in each year after 2002 up to 2006, when the maximum is $5,000. After 2006, the maximum may increase for cost-of-living adjustments.

You should also be aware that the annual dollar limit is an aggregate limit that applies to all deferrals you may make under this Plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

You must decide which plan or arrangement you would like to return the excess (your annual deferrals over the applicable limit, for instance, your deferrals above $11,000 in 2002). If you decide that the excess should be distributed from this Plan, you must communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire dollar limit (for instance, the $11,000 noted above) is exceeded in this Plan or any other plan we maintain, then you will be deemed to have notified the Administrator of the excess. The Administrator will then return the excess deferral and any earnings to you by April 15th.

The Administrator will allocate the amount you elect to defer to an account maintained on your behalf. You will always be 100% vested in this account. This means that you will always be entitled to all amounts that you defer. This money will, however, be affected by any investment gains or losses. If there is an investment gain, then the balance in your account will increase. If there is an investment loss, then the balance in your account will decrease.

Distributions of amounts attributable to your salary deferrals are generally not permitted EXCEPT in the event of:

•	death; or

•	disability; or

•	severance from employment; or

•	reasons of proven financial hardship (See the question entitled “Can I withdraw money from my account in the event of financial hardship?”).

In the event you receive a hardship distribution from your deferrals to this Plan, you will not be allowed to make salary deferrals for a period of six (6) months after you receive the distribution.

In addition, if you are a highly compensated employee (generally owners or individuals receiving wages in excess of certain amounts established by law), a distribution of amounts attributable to your salary deferrals or certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

How often can I modify the amount I contribute?

The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the Administrator. You may elect to defer your salary as of your Entry Date or on the first day of each Plan Year quarter. Such election will become effective as soon as administratively feasible. Your election will remain in effect until you modify or terminate it.

You may modify your salary deferral election on the first day of any Plan Year quarter. You are permitted to revoke your election any time during the Plan Year. The modification will become effective as soon as administratively feasible.

Will the Employer contribute to the Plan?

Each year, in addition to your salary deferrals, we may contribute to the Plan matching contributions and discretionary profit sharing contributions. If certain non-discrimination tests are not passed, we could correct the tests by making a special qualified non-elective contribution to the Plan

What is the Employer matching contribution?

We will make a matching contribution equal to 100% of your salary deferrals for each payroll period up to 3% of your compensation for such period. Should we choose to, the Plan permits us to make additional discretionary matching contributions.

In order to share in the matching contribution you must satisfy the following conditions:

•	If you are actively employed on the last day of the Plan Year, you will share if you completed at least one (1) Hour of Service during the Plan Year.

•	If you terminate employment, you will be entitled to the matching contribution allocated to your account based on your deferrals through your termination date.

•	You will share in the matching contribution for the year regardless of the number of Hours of Service credited in the year of your death, disability or retirement.

What is the Employer discretionary profit sharing contribution?

Each year, we may make a discretionary profit sharing contribution.

In order to share in the profit sharing contribution you must satisfy the following conditions:

•	If you are actively employed on the last day of the Plan Year, you will share if you completed at least one (1) Hour of Service or commenced or ended an authorized Leave of Absence or transferred to another business entity to which you had been transferred by the Company without regard to Hours of Service during the Plan Year.

•	If you terminate employment (not actively employed on the last day of the Plan Year), you will not receive a discretionary profit sharing contribution regardless of the number of Hours of Service credited for the Plan Year.

•	You will share in the discretionary profit sharing contribution for the year regardless of the number of Hours of Service credited in the year of your death, disability or retirement.

How will the Employer discretionary profit sharing contribution be allocated to my account?

Any discretionary profit sharing contribution will be “allocated” or divided among participants eligible to share in the contribution for the Plan Year.

Your share of any discretionary profit sharing contribution is determined by the following fraction:

Discretionary Contribution Percentage	X	Your Compensation

For example: Suppose the discretionary profit sharing contribution for the Plan Year is 2% of eligible Plan compensation. Employee A’s compensation for the Plan Year is $25,000. Employee A’s share will be:

2%	x	$25,000	or	$500

What is the Qualified Non-Elective Contribution and how is it allocated?

If the Plan does not pass certain non-discrimination tests, we have several methods of correction from which we may choose. One way to correct the tests is by making a discretionary Qualified Non-Elective Contribution or “QNEC” contribution to the accounts of non-highly compensated participants. If such a contribution were ever to be made, non-highly compensated employees, who meet the eligibility requirements for sharing in any regular discretionary contribution, would be eligible to share in this contribution.

What compensation is used to determine my Plan benefits?

For the purposes of the Plan, compensation has a special meaning. Compensation is generally defined as your total compensation that is subject to income tax and paid to you by your Employer during the calendar year ending within the Plan Year.

The following adjustments to compensation will be made:

•	reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits will be excluded

•	contributions made to the Supplemental Employee Retirement Plan (“SERP”) will be excluded

•	salary deferrals to this Plan or any other plan or arrangement (such as a cafeteria plan or qualified transportation fringe benefit plan) will be included

Special rules apply if you are only a participant in the Plan for a portion of the Plan Year. This will happen if, for any reason, you begin participating in the Plan as of a date other than the first day of the Plan Year.

For all Plan purposes, your compensation will be recognized only for the period in which you are actually a participant in the Plan.

Is there a limit on the amount of compensation which can be considered?

The Plan, by law, cannot recognize annual compensation in excess of $200,000. This amount may be adjusted after 2002 for cost of living increases.

Are there limits on how much can be contributed to my account each year?

Generally, the law imposes a maximum limit on the amount of contributions you may receive under the Plan. This limit applies to all contributions we make on your behalf, all contributions you make to the Plan, and any other amounts allocated to any of your accounts during the Plan Year, excluding earnings. Beginning in 2002, this total cannot exceed the lesser of $40,000 or 100% of your annual compensation. The dollar limit may be adjusted after 2002 for cost of living increases.

May I “rollover” payments from other retirement plans or IRAs?

At the discretion of the Administrator, you may be permitted to deposit into the Plan distributions you have received from other plans and certain IRAs. Such a deposit is called a “rollover” and may result in tax savings to you. You may ask your prior plan administrator or trustee to directly transfer (a “direct rollover”) to this Plan all or a portion of any amount which you are entitled to receive as a distribution from a prior plan. Alternatively, if you received a distribution from a prior plan, you may elect to deposit any amount eligible for rollover within 60 days of your receipt of the distribution. You should consult qualified counsel to determine if a rollover is permitted and in your best interest.

Your rollover will be placed in a separate account called a “rollover account.” You will always be 100% vested in your “rollover account.” This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses.

How is the money in the Plan invested?

You will be able to direct the investment of your interest in the Plan. Keep in mind that valuations of the Plan assets are generally made every business day and you can access your accounts by calling SELECTBENEFIT at 1-800-678-PLAN, or by logging on to www.selectbenefit.com.

You may direct the investment your accounts into a variety of bond, money market and equity funds of varying levels of risk and return. These funds are listed in Exhibit A.

In addition, you may invest in the Kyocera Corporation Stock Fund. This Fund invests in American Depositary Shares (“ADSs”), each representing one share of Kyocera Corporation’s common stock. Kyocera Corporation is a corporation organized under the laws of Japan. Kyocera Corporation owns 100% of the outstanding stock of Kyocera Mita Corporation, which, in turn, owns 100% of the outstanding stock of the Employer.

If you invest in the Kyocera Corporation Stock Fund, you have the right to direct the Administrator (who will direct the Trustee) as to how the shares are to be voted. Section 404(c) of ERISA (discussed below) requires that a fiduciary be designated to act on behalf of participants in the Plan for purposes of the exercise of voting, tender, and other stockholder rights with respect to shares of Employer stock offered under the Plan. Participants are entitled to direct the Trustees regarding all votes with respect to Employer securities. The Administrator is entitled to direct the Trustee with respect to votes in connection with Employer securities in situations where the employees fail to direct the Trustee or where circumstances require an immediate response.

Certain other restrictions may apply to individuals who purchase Employer securities under the Plan. If a participant is deemed to be an officer or affiliate, under the federal securities laws, of the Employer whose shares are offered, the participant may be subject to certain restrictions on purchases and sales of those securities. In this regard, the participant is advised that this prospectus may not be used for the resale or re-offer of shares acquired pursuant to the Plan.

In addition, persons subject to Section 16 of the Securities and Exchange Act of 1934 (relating to purchases and sales by certain individuals who may possess “insider information”) may be subject to certain additional rules and restrictions governing their transactions pursuant to the Plan.

PLEASE READ THE ACCOMPANYING BOOKLET ENTITLED “KYOCERA CORPORATION ADS AND COMMON STOCK INFORMATION FOR THE KYOCERA MITA AMERICA, INC. SAVINGS AND INVESTMENT PLAN” FOR A MORE DETAILED DESCRIPTION OF THE KYOCERA COMMON STOCK AND ADSS. A SEPARATE BOOKLET ENTITLED “KYOCERA MITA AMERICA, INC. SAVINGS AND INVESTMENT PLAN: COMPARATIVE FUND INFORMATION” ALSO CONTAINS MORE DETAILED FUND INFORMATION, INCLUDING COMPARATIVE FINANCIAL DATA FOR THE INVESTMENT FUNDS OFFERED UNDER THE PLAN.

Your Employer has established participant direction procedures setting forth investment choices available to you, the frequency with which you can change your investment choices and instructions on how you can obtain other important information on directed investments available from the Administrator. You need to follow these procedures when you direct investments. You should review the information in these procedures carefully before you give investment directions.

The Plan is intended to comply with Section 404(c) of ERISA. If the Plan complies with this Section, then the fiduciaries of the Plan, including the Employer, the Trustee and the Administrator, will be relieved of any legal liability for any losses which are the direct and necessary result of the investment directions that you give.

The law requires that the Plan designate a fiduciary who is specifically responsible for the administration and implementation of the requirements of Section 404(c) of ERISA. The Employer, as sponsor of the Plan, has designated the Administrator as the Section 404(c) fiduciary. The specific responsibilities of the Section 404(c) fiduciary are to collect and implement participant investment instructions; to ensure that the investment changes occur in accordance with the terms of the Plan and its administrative procedures; and to distribute required information to participants.

The investment alternatives under the Plan possess different levels of risk and potential for income and capital appreciation. Together with this Summary Plan Description, and on a regular basis, the Administrator will provide you with a “fact sheet” describing the risk/reward characteristics and the amount of diversification provided by the investment. The fact sheet also will describe the fees and expenses, if any, associated with the implementation of the investment, such as commissions or expense loads.

In addition, the Administrator will provide you with other documents that will assist you in making informed investment decisions. Some of these documents will be provided to you automatically (for instance, you will be provided with a prospectus with respect to each publicly traded fund after you make an initial investment in that fund), and some of these documents will be provided to you only upon request (for instance, upon request, you will be provided with current prospectuses for, and other financial reports of, any publicly traded fund in which your account is invested).

As noted above, you must follow procedures established by the Administrator in giving investment directions. If you fail to do so, then your investment directions need not be followed. You are not required to direct investments. If you choose not to direct investments, then the fiduciary who manages the Plan’s assets is responsible for investing your accounts in a prudent manner.

When you direct investments, your accounts are segregated for purposes of determining the earnings or losses on these investments. Your accounts do not share in the investment performance of other participants who have directed their own investments.

You should remember that the amount of your benefits under the Plan will depend in part upon your choice of investments. Gains as well as losses can occur. There are no guarantees of performance. The Employer, the Administrator, and the Trustee will not provide investment advice or guarantee the performance of any investment you choose.

ARTICLE III

RETIREMENT BENEFITS

What benefits will I receive at normal retirement?

You will be entitled to all of your accounts under the Plan if you retire on or after your Normal Retirement Age. However, the actual payment of benefits may generally not begin until you have terminated employment and reached your Normal Retirement Date. In such event, a distribution will be made, at your election, as soon as administratively feasible. If you remain employed past your Normal Retirement Date, you may generally defer the receipt of benefits until your Late Retirement Date. In such event, benefit payments will begin as soon as feasible following your Late Retirement Date.

You will attain your Normal Retirement Age when you reach your 65th birthday. Your Normal Retirement Date is the date on which you attain your Normal Retirement Age.

Your Late Retirement Date is the date you choose to retire after first having reached your Normal Retirement Date.

What benefits will I receive at early retirement?

You will be entitled to all of your accounts under the Plan if you retire on or after your Early Retirement Date. However, the actual payment of benefits may generally not begin until you retire after reaching your Early Retirement Date. In such event, a distribution will be made, at your election, as soon as administratively feasible. However, if you retire after reaching your Early Retirement Date but prior to your Normal Retirement Date and the value of your vested benefit (excluding amounts attributable to rollovers) does not exceed $5,000, then a lump-sum distribution will be made to you, regardless of whether you elect to receive it, as soon as administratively feasible after your retirement. (See the question in Article V entitled “How will my benefits be paid?” for a further explanation.)

Your Early Retirement Date is the first day of the month coinciding with or next following the date you have attained age 55 and completed 10 Periods of Service with your Employer. You may elect to retire when you reach your Early Retirement Date.

What happens if I leave the Employer’s workforce before I retire?

If your employment terminates for reasons other than death, disability or early or normal retirement, you will be entitled to receive only your “vested percentage” of your account balance. (See the question in this Article entitled “What is my vested interest in my accounts?”.)

You may elect to have your vested benefit distributed to you as soon as administratively feasible following your termination of employment However, if the value of your vested benefit (excluding amounts attributable to rollovers) does not exceed $5,000, a lump-sum distribution will be made to you within a reasonable time after you terminate employment regardless of whether you elect to receive it. (See the question in Article V entitled “How will my benefits be paid?” for a further explanation.)

What is my vested interest in my accounts?

You are always 100% vested in amounts attributable to your salary deferrals.

You will become 100% vested in your account attributable to discretionary profit sharing contributions immediately upon your Entry Date including any discretionary contributions, if any, necessary to pass certain required compliance tests. (See the question in Article I entitled “When is my Entry Date?”.)

Your “vested percentage” in your account attributable to matching contributions is determined under the following schedule and is based on vesting Periods of Service. You will always, however, be 100% vested if you are employed on or after your Early or Normal Retirement Age. (See the question in this Article entitled “What benefits will I receive at normal retirement?”.)

Vesting Schedule

Matching Contributions

Periods of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

How do I determine my Periods of Service for vesting purposes?

You will be credited with a Period of Service for each twelve month period you work for us. The Administrator will track your service and will credit you with a Period of Service in accordance with the terms of the Plan. If you have any questions regarding your vesting service, you should contact the Administrator.

Does all my service count for vesting purposes?

In calculating your vested percentage, all service you perform for us will generally be counted. However, there are some exceptions to this general rule.

Break in Service rules. If you terminate employment and are rehired, you may “lose” credit for prior service under the Plan’s Break in Service rules.

For vesting purposes, you will have a Break in Service if you are not employed with us for a period of at least twelve consecutive months. However, if you are absent from work for certain leaves of absence such as a maternity or paternity leave, the twelve consecutive month period beginning on the first anniversary of your first day of such absence will not constitute a Break in Service.

Five-year Break in Service rule. The five-year Break in Service rule applies only to totally non-vested (0% vested) participants. If you are totally non-vested in your account and you have five consecutive Breaks in Service (as defined above), all the service you earned before the 5-year period no longer counts for vesting purposes. Thus, if you return to employment after incurring five consecutive Breaks in Service, you will be treated as a new employee (with no prior service) for purposes of determining your vested percentage under the Plan.

Does my service with another Employer count for vesting purposes?

For vesting purposes, your Periods of Service with any member of the controlled group of corporations including parent or sister companies and any related employer from which you have transferred will be counted.

As a veteran, will my military service count as service with the Employer?

If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with the Employer. If you may be affected by this law, ask your Administrator for further details.

What happens to my non-vested account balance if I’m rehired?

If you have no vested benefit in your account balance when you leave, your account balance will be forfeited. However, if you return to service with the Employer before incurring five consecutive Breaks in Service, your account balance as of your termination date will be restored unadjusted for any gains or losses.

If you are partially vested in your account balance when you leave, the non-vested portion of your account balance will be forfeited on the earlier of the date:

•	of the distribution of your vested account balance, or

•	when you incur five consecutive Breaks in Service.

If you received a distribution of your vested account balance and are reemployed, you may have the right to repay this distribution. If you repay the entire amount of the distribution, we will restore your account balance with your forfeited amount. You must repay this distribution within five years from your date of reemployment, or, if earlier, before you incur five consecutive 1-Year Breaks in Service. If you were fully vested when you left, you do not have the opportunity to repay your distribution.

What happens to the non-vested portion of a terminated participant’s account?

The non-vested portion of a terminated participant’s account balance remains in the Plan and is called a forfeiture. Forfeitures may be used by the Plan for several purposes.

Any forfeitures will be used to reduce any Employer contributions.

However, any forfeitures attributable to matching contributions will be used to reduce any matching contributions.

ARTICLE IV

DISABILITY BENEFITS

How is disability defined?

Under the Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing any gainful occupation. Your disability will be determined by a licensed physician chosen by the Administrator. However, if your condition constitutes total disability under the federal Social Security Act, then the Administrator may deem that you are disabled for purposes of the Plan.

What happens if I become disabled?

If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired. However, if the value of your disability benefit is less than $5,000, then a lump-sum distribution will be made to you within a reasonable time after you become disabled regardless of whether you elect to receive it. (See the question in Article V entitled “How will my benefits be paid?”.)

ARTICLE V

FORM OF BENEFIT PAYMENT

How will my benefits be paid?

If your vested benefit in the Plan (excluding amounts attributable to rollovers) does not exceed $5,000, then your benefit will be distributed to you in a single lump-sum payment as soon as practicable following the event that entitles you to a distribution. If your vested benefit in the Plan (excluding amounts attributable to rollovers) exceeds $5,000, then you must consent to the distribution before it may be made. You may elect to receive a distribution in:

•	a single lump-sum payment in cash and/or property that is allocated to your account as of the time of distribution

•	installments over a period of not more than your assumed life expectancy (or the assumed life expectancies of you and your beneficiary)

In the past, our plan permitted annuity forms of payments. An annuity payment generally provides for payments extending for your life, and, in some cases for the life of your spouse. The annuity was provided by using your vested interest in the plan and buying a contract from an insurance company. Thus, the value of the contract never exceeded the value of your vested interest in the plan. The IRS recently liberalized the rules regarding the ability of you to rollover your interest in the plan without adverse tax consequences. Because of these changes, you might be able to take a distribution and purchase an annuity on your own. (A description of these rollover rules will be provided to you when you receive a distribution.) As a result, the IRS permits us to amend our plan to eliminate annuities as a form of distribution. This change will only be effective for distributions that are made ninety (90) days after you receive this Summary Plan Description but not later than April 1, 2003.

Any distributions that you receive from the Plan will be made in the form of cash and/or property that is allocated to your account as of the time of distribution.

May I delay the receipt of benefits?

Yes, you may delay the receipt of benefits unless a distribution is required to be made, as explained earlier, because your vested benefit under the Plan (excluding amounts attributable to rollovers) does not exceed $5,000. However, if you elect to delay the receipt of benefits, there are rules which require that certain minimum distributions be made from the Plan. Generally, these minimum distributions must begin not later than the April 1st following the end of the year in which you reach age 70 1/2. However, if you are not a 5% owner, there are certain options available to you.

ARTICLE VI

DEATH BENEFITS

What happens if I die while working for the Employer?

If you die while still employed by us, then 100% of your account balance will be used to provide your beneficiary with a death benefit.

Who is the beneficiary of my death benefit?

If you are married at the time of your death, your spouse will be the beneficiary of the entire death benefit unless an election is made to change the beneficiary. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT<\02V4>. YOUR SPOUSE’S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NON-SPOUSE BENEFICIARY.

If you are married and you change your designation, then your spouse must again consent to the change. In addition, you may elect a beneficiary other than your spouse without your spouse’s consent if your spouse cannot be located.

If you are not married at the time of your death, then you may designate a beneficiary on a form to be supplied to you by the Administrator.

In the past, our Plan may have provided that only a percentage of your death benefit needed to be paid to your surviving spouse. Any beneficiary could be designated (without your spouse’s consent) for amounts in excess of this percentage. In addition, the amount paid to your spouse was paid as an annuity unless there was a waiver of the annuity form of payment. As described earlier in this Summary Plan Description, the Plan has been amended to eliminate annuity forms of payments. In order to make this change, the Plan is now required to provide that your spouse be the beneficiary of your entire death benefit. Therefore, if you have named anyone other than your spouse as beneficiary, then you should ask the Administrator whether a new designation will be needed in order to ensure that the beneficiary designation will comply with these new Plan provisions. In certain cases, if you fail to complete a new designation of beneficiary form, then your spouse will be the beneficiary of your entire death benefit under the Plan.

In the event no valid designation of beneficiary exists, or if the beneficiary is not alive at the time of your death, the death benefit will be paid in the following order of priority to:

•	Your surviving spouse;

•	Your children, including adopted children, equally divided;

•	Your estate.

How will the death benefit be paid to my beneficiary?

Unless you elected otherwise prior to your death, your beneficiary may elect to have the death benefit paid in:

•	a single lump-sum payment in cash and/or property allocated to your account as of the time of distribution

•	installments over a period of not more than the assumed life expectancy of your beneficiary

When must the last payment be made to my beneficiary?

Regardless of the method of distribution selected, your entire death benefit must generally be paid to your beneficiaries within five years after your death (the “5-year rule”). However, if your designated beneficiary is a person (instead of your estate or most trusts), then you or your beneficiary may elect to have distributions begin within one year of your death and be paid over the designated beneficiary’s life expectancy (the “1-year rule”). If your spouse is the beneficiary, then under the “1-year rule” the start of payments may be delayed until the year in which you would have attained age 70 1/2. The election to have death benefits distributed under the “1-year rule” instead of the “5-year rule” must be made no later than the time at which minimum distributions must commence under the “1-year rule” (or, in the case of a surviving spouse, the “5-year rule,” if earlier).

Since your spouse has certain rights to the death benefit, you should immediately report any change in your marital status to the Administrator.

What happens if I’m a participant, terminate employment and die before receiving all my benefits?

If you terminate employment with us and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining interest in the Plan at the time of your death.

ARTICLE VII

IN-SERVICE DISTRIBUTIONS

Can I withdraw money from my account while working?

Generally, you may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions.

You may be entitled to receive a pre-retirement distribution if you have reached age 59 1/2. However, this distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement. This distribution is made at your election and will be made in accordance with the forms of distributions available under the Plan.

Also, the law restricts any pre-retirement distribution from certain accounts which are maintained for you under the Plan before you reach age 59 1/2. These accounts are generally the ones set up to receive your salary deferral contributions and other Employer contributions which are used to satisfy special rules for 401(k) plans.

You may generally request a pre-retirement distribution from your fully vested accounts attributable to:

•	Your salary deferrals

•	Matching contributions

•	Rollovers from other plans

•	Certain discretionary employer contributions, if any, that were necessary to pass certain non-discrimination tests

Can I withdraw money from my account in the event of financial hardship?

Yes, if you satisfy certain conditions. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement.

You may request a hardship distribution from your accounts attributable to:

•	Your salary deferrals

•	Matching contributions

•	Rollovers from other plans

In addition, there are restrictions placed on hardship distributions which are made from certain accounts. These accounts are generally the accounts which receive your salary deferral contributions and other Employer contributions which are used to satisfy special rules that apply to 401(k) plans. Generally, the only amounts that can be distributed to you on account of a hardship from these accounts are your salary deferrals. The earnings on your salary deferrals and special Employer contributions may not be distributed to you on account of a hardship. Ask the Administrator if you need further details.

What conditions must I satisfy to receive a hardship distribution?

A hardship distribution may be made to satisfy certain immediate and heavy financial needs that you have. A hardship distribution may only be made for payment of the following:

•	Expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you, your spouse or your dependent or necessary for you, your spouse or your dependent to obtain medical care;

•	Costs directly related to the purchase of your principal residence (excluding mortgage payments);

•	Tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent; or

•	Amounts necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

If you have one of the above expenses, a hardship distribution can only be made if you certify and agree that all of the following conditions are satisfied:

•	The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

•	You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by your Employer; and

•	That your salary deferrals will be suspended for at least six (6) months after your receipt of the hardship distribution.

ARTICLE VIII

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

What are my tax consequences when I make salary deferral contributions to the Plan?

Subject to certain limitations set forth in the Plan and the Internal Revenue Code, your salary deferral contributions are excluded from your taxable income for federal income tax purposes at the time those amounts are paid to the Plan. At the election of the Plan Administrator, contributions that exceed these limits will be returned to you with their earnings, and will be taxable income to you in the year for which they were originally contributed or the year they are returned, depending on the circumstances. Such returned amounts will not, however, be subject to the additional excise tax on early distributions discussed below.

Salary deferral contributions to this Plan and contributions to certain other plans (including other 401(k) plans) in excess of the annual deferral limit (for example, $11,000 for 2002) that are not returned to a participant by April 15 of the following year will be taxed twice — once in the year contributed and again when distributed from this Plan and other plans. To avoid this result, you must direct one or more of such plans to distribute such excess contributions to you.

Salary deferral contributions to this Plan in excess of the maximum amount permitted under the Code’s nondiscrimination test (the Actual Deferral Percentage test) that are returned to you by March 15th of the following year are generally includible in your income in year of deferral. Salary deferral contributions to this Plan in excess of the Actual Deferral Percentage limit that are not returned to you by March 15th of the following year (unless such excess is corrected via a Qualified Non-Elective Contribution or recharacterized) are taxed in the year returned to you and the Employer is subject to a 10% excise tax on all such contributions not distributed on or before March 15th of the following year or otherwise corrected. Salary deferral contributions to this Plan in excess of the Actual Deferral Percentage limit that not are returned to you by December 31st of the following year will no longer be tax-qualified for that Plan year and all subsequent Plan years during which the excess contribution is not corrected and are generally includible in your income in year of deferral.

What are my tax consequences when I receive an allocation of Employer matching or discretionary profit sharing contributions?

Subject to certain limitations set forth in the Plan and the Code, Employer matching contributions and Employer discretionary profit sharing contributions are not includible in your taxable income until distributed from the Plan. In general, the aggregate Employer matching contributions, Employer discretionary profit sharing contributions and employee salary deferrals allocated to your accounts for a given year are limited to the lesser of $40,000 (as adjusted for cost-of-living increases) or 100% of your compensation.

Does my Employer receive a deduction for the matching and discretionary profit sharing contributions that it makes?

Yes. The Employer will be entitled to a deduction for its matching and discretionary profit sharing contributions for the year with respect to which such contributions are made, subject to an aggregate limit (for all tax-qualified profit sharing and stock bonus plans of the employer and participating subsidiaries and affiliates) as determined under section 404 of the Code.

Are earnings and appreciation subject to tax?

No federal income taxes are payable by a participant when dividends or interest are paid or gains realized on the investments held in the participant’s accounts under the Plan.

What are my federal income tax consequences when I receive a distribution from the Plan?

Summary

If you have a taxable payment made to you from the Plan, whether by distribution or withdrawal, it will be subject to 20% federal income tax withholding. The payment is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA or an “eligible employer plan” that accepts rollovers. If you do not roll it over, special tax rules may apply. An eligible employer plan includes another employer’s tax-qualified plan, annuity plan, government plan or 403(b) plan. If you roll over your taxable payment directly to an IRA or an eligible employer plan that accepts rollovers, no withholding applies and your distribution is not subject to federal income taxation.

Tax Consequences of Payments Made Directly to You

General Rule. Distributions made from the Plan, directly to you, are generally taxed as ordinary income, for federal income tax purposes, for the value of cash and property received in the year received, subject to the exceptions and special rules described below.

Special Tax Treatment if You Were Born Before January 1, 1936 - Certain Lump Sum Distributions. If your distribution is not rolled over, it will be taxed in the year you receive it. However, if it qualifies as a “lump sum distribution” it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of your entire balance under the Plan that is payable to you because you have reached age 59 1/2 or have separated from service with your employer. For a payment to qualify as a lump sum distribution, you must have been a participant in the Plan for at least 5 years. The special tax treatment for lump sum distributions that may be available to you is described below. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FOLLOWING SPECIAL TAX RULES FOR LUMP SUM DISTRIBUTIONS.

Ten-Year Averaging. If you receive a lump sum distribution (as described above) and you were born before January 1, 1936, you can make a one-time election to figure the tax on the payment by using “10-year averaging” (using 1986 tax rates). Ten-year averaging often reduces the tax you owe.

Additional 10% Tax if You Are Under Age 59 1/2. If you receive a payment before you reach age 59 1/2 and you do not roll it over, then, in addition to the regular income tax, you may have to pay a penalty tax equal to 10% of the taxable portion of the payment. The additional 10% penalty tax does not apply to your payment if it is (1) paid to you because you separate from service with your employer during or after the year you reach age 55, (2) paid because you retire due to disability, (3) paid to you as equal (or almost equal) payments over your life or life expectancy (or you and your beneficiary’s lives or life expectancies), (4) used to pay certain medical expenses, (5) used to satisfy a federal tax lien or (6) paid to an alternate payee under a qualified domestic relations order.

Repayment of Plan Loans. If your employment ends and you have an outstanding loan from your Plan, the Employer may reduce (or “offset”) your balance in the Plan by the amount of the loan you have not repaid. The amount of your loan offset is treated as a distribution to you at the time of the offset and will be taxed unless you roll over an amount equal to the amount of your loan offset to another qualified employer plan or a traditional IRA within 60 days of the date of the offset. If the amount of your loan offset is the only amount you receive or are treated as having received, no amount will be withheld from it. If you receive other payments of cash or property from the Plan, the 20% withholding amount will be based on the entire amount paid to you, including the amount of the loan offset. The amount withheld will be limited to the amount of other cash or property paid to you (other than any employer securities). The amount of a defaulted plan loan offset that is a taxable deemed distribution cannot be rolled over.

Sixty-Day Rollover Option

If you have a distribution paid to you, you can still decide to roll it over. If you decide to roll it over, you must make the rollover within 60 days after you receive the payment. You can defer taxation on the portion of the amount that you rollover into an IRA or an eligible employer plan that accepts rollovers. (For a more detailed discussion of the taxation of rollovers see the following section).

You can roll over up to 100% of the distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100% of your distribution, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld. On the other hand, if you roll over only the 80% of the taxable portion that you received, you will be taxed on the 20% that was withheld.

Direct Rollovers

A direct rollover is a direct payment of the amount of your Plan benefits to a traditional IRA or an eligible employer plan that will accept it. You can open an IRA to receive the direct rollover. (The term “IRA”, as used in this Summary Plan Description, includes individual retirement accounts and individual retirement annuities.) If you choose to have your payment made directly to an IRA, contact an IRA sponsor (usually a financial institution) to find out how to have your distribution rolled into an IRA at that institution.

If you are employed by a new employer that has an eligible employer plan (e.g., a qualified plan) and you want to direct a rollover to that plan, ask the administrator of that plan whether it will accept your rollover. If your new employer plan does not accept a rollover, you can choose a direct rollover to an IRA.

If you receive eligible rollover distributions that are paid in installments for less than ten years, you can choose to make or not make a direct rollover for a payment and such choice will apply to all later payments in the series until you change your election. You are free to change your election for any later payment in the series.

Payments That Can And Cannot Be Rolled Over

Payments from the Plan may be “eligible rollover distributions”. This means that distributions can be rolled over to an IRA or to eligible employer plan that accepts rollovers. Your Administrator should be able to tell you what portion of your payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

Payments Spread Over Long Period. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

your lifetime (or your life expectancy), or

your lifetime and your beneficiary’s lifetime (or life expectancies), or a period of ten years or more.

Required Minimum Payments. Beginning in the year following the year in which you reach age 70 1/2, a certain portion of your payment cannot be rolled over because it is a “required minimum payment” that must be paid to you. Special rules apply to individuals who do not own more than 5% of the stock of the Employer.

Hardship Distributions. A hardship distribution from the Plan cannot be rolled over.

Loans Treated as Distributions. The amount of a Plan loan that becomes a taxable deemed distribution because of a default cannot be rolled over. However, a loan offset amount is eligible for rollover.

After-Tax Contributions. After-tax contributions made to the Plan, if any, may be rolled into either a traditional IRA or to a certain type of eligible employer plan that accepts rollovers of after-tax contributions. The following rules apply:

Rollover into a Traditional IRA. You can roll over your after-tax contributions to a traditional IRA either directly or indirectly. Your Administrator should be able to tell you how much of your payment is the taxable portion and how much is the after-tax portion.

If you roll over after-tax contributions to a traditional IRA, it is your responsibility to keep track of, and report to the IRS on the applicable forms, the amount of these after-tax contributions. This will enable the nontaxable amount of any future distributions from the traditional IRA to be determined.

Once you roll over your after-tax contributions to a traditional IRA, those amounts CANNOT later be rolled over to an employer plan.

Rollover into an Employer Plan. You can roll over after-tax contributions from an employer plan that is qualified under Code section 401(a) to another such plan using a direct rollover if the other plan provides separate accounting for amounts rolled over, including separate accounting for the after-tax employee contributions and earnings on those contributions. If you want to roll over your after-tax contributions to an employer plan that accepts these rollovers, you cannot have the after-tax contributions paid to you first. You must instruct the Administrator of this Plan to make a direct rollover on your behalf. Also, you cannot first roll over after-tax contributions to a traditional IRA and then roll over that amount into an employer plan.

The Administrator of this Plan should be able to tell you if your payment includes amounts which cannot be rolled over.

U.S. Income Tax Withholding

Mandatory Withholding. If any taxable portion of the distribution, which is eligible for rollover, is paid directly to you, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as federal income tax withholding. For example, if the amount of your distribution is $10,000, $2,000 will be withheld for income tax and $8,000 will be distributed. However, when you prepare your income tax return for the year, you will report the full $10,000 as a payment from the Plan. You will report the $2,000 as tax withheld, and it will be credited against any income tax you owe for that year.

Voluntary Withholding. If any portion of your distribution is not an eligible rollover distribution (i.e. periodic payments) but is taxable, the mandatory withholding rules described above do not apply. In this case, you may elect not to have withholding apply to that portion. If you do nothing, an amount will be taken out of this portion of your payment for federal income tax withholding. To elect out of withholding, ask the Administrator for the election form and related information.

What are my federal estate tax consequences when I receive a distribution from the Plan?

In general, the entire balance in your accounts, at the time of your death, must be included in your gross estate for federal estate tax purposes. However, if you are a U.S. citizen, and the distributee is your spouse who is a U.S. citizen, an unlimited marital deduction may be available to the extent of the amount included in your gross estate. If you are a non-U.S. citizen, you may be affected by the tax laws in your country of citizenship. Please contact your own tax advisor concerning any rules that may affect you.

Do any foreign tax rules apply to participation in, contributions to, and distributions from, the Plan?

Possibly. However, the foregoing tax discussion relates to general rules of U.S. taxation. It does not purport to address issues relating to taxation of non-U.S. citizens who receive U.S. source income or any non-U.S. tax consequences of participation in the Plan. These rules are complex and participants are urged to consult their own tax advisors.

NOTE CONCERNING FEDERAL TAX DISCUSSION

The preceding discussion is a general summary of the U.S. federal income tax and federal estate tax treatment of contributions to, participation in, and distributions from the Plan. It is not complete, and does not cover, among other things, foreign and state and local tax treatment of contributions to, participation in, and distributions from the Plan. In addition, there may be special rules not specifically discussed herein that may apply in certain situations. Differences in your personal financial situation may cause your federal, foreign and state and local tax consequences to vary. The tax rules outlined above reflect the U.S. law, as of the date of this Summary Plan Description, and are subject to change and interpretation by the Secretary of the Treasury and the courts. Moreover, the rollover rules described above may be updated from time to time, as will be described in the Tax Notice that you receive at the time of withdrawal or distribution. Therefore, you are urged to consult your own tax advisors regarding tax consequences of your contributions to, participation in, and distributions from the Plan.

ARTICLE IX

LOANS

May I borrow money from the Plan?

Yes. You may request a participant loan by calling SELECTBENEFIT at 1-800-678-PLAN, or by logging on to www.selectbenefit.com. Your ability to obtain a participant loan depends on several factors. SELECTBENEFIT can assist you in determining whether you satisfy these factors.

What are the loan rules and requirements?

There are various rules and requirements that apply to any loan, which are outlined in this question. In addition, there is an established written loan policy which explains these requirements in more detail. Generally, the rules for loans include the following:

•	Loans are available to participants on a reasonably equivalent basis. Loans will be made to participants who are creditworthy. The Administrator may request that you provide additional information, such as financial statements, tax returns and credit reports to make this determination.

•	All loans must be adequately secured. You must sign a promissory note along with a loan pledge. Generally, you must use your vested interest in the Plan as security for the loan, provided the outstanding balance of all your loans does not exceed 50% of your vested interest in the Plan. In certain cases, the Administrator may require you to provide additional collateral to receive a loan.

•	You will be charged a reasonable rate of interest for any loan received from the Plan. The Administrator will determine a reasonable rate of interest by reviewing the interest rates charged for similar types of loans by other lenders.

•	If approved, your loan will provide for level amortization with payments to be made not less frequently than quarterly. Generally, the term of your loan may not exceed five (5) years. However, if the loan is for the purchase of your principal residence, the Administrator may permit a longer repayment term. Unless approved by the Administrator, you must repay your loan through payroll deduction. If you have an unpaid leave of absence or go on military leave while you have an outstanding loan, please contact the Administrator to find out your repayment options.

•	All loans will be considered a directed investment of your account under the Plan. All payments of principal and interest by you on a loan will be credited to your account.

•	The amount the Plan may loan to you is limited by rules under the Internal Revenue Code. Any new loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

(i)	$50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date of the new loan over your current outstanding balance of loans as of the date of the new loan; or

(ii)	1/2 of your vested interest in the Plan.

•	No loan in an amount less than $1,000 will be made.

•	The maximum number of loans that you may have outstanding at any one time is 2. However, you may request only one loan during any consecutive twelve (12) months period.

•	If you fail to make payments when they are due under the terms of the loan, you will be considered to be “in default.” The Administrator will consider your loan to be in default if any scheduled loan repayment is not made by the end of the calendar quarter following the calendar quarter in which the missed payment was due. The Plan would then have authority to take all reasonable actions to collect the balance owed on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

The Administrator may periodically revise the Plan’s loan policy. If you have any questions on participant loans or the current loan policy, please contact the Administrator.

ARTICLE X

YOUR PLAN’S “TOP HEAVY RULES”

What is a “top heavy plan”?

A retirement plan that primarily benefits “key employees” is called a “top heavy plan.” Key employees are certain owners or officers of your Employer. A plan is generally a “top heavy plan” when more than 60% of the plan assets are attributable to key employees.

Each year, the Administrator is responsible for determining whether the Plan is a “top heavy plan.”

What happens if the Plan becomes “top heavy”?

If the Plan becomes top heavy in any Plan Year, then non-key employees may be entitled to certain “top heavy minimum benefits,” and other special rules will apply. These top heavy rules include the following:

•	Your Employer may be required to make a contribution to your account in order to provide you with at least “top heavy minimum benefits.”

•	If you are a participant in more than one Plan, you may not be entitled to “top heavy minimum benefits” under both Plans.

ARTICLE XI

PROTECTED BENEFITS AND CLAIMS PROCEDURES

Is my benefit protected?

As a general rule, your interest in your account, including your “vested interest,” may not be alienated. This means that your interest may not be sold, used as collateral for a loan (other than for a Plan loan), given away or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

Are there any exceptions to the general rule?

There are two exceptions to this general rule. The Administrator must honor a “qualified domestic relations order.” A “qualified domestic relations order” is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received. You and your beneficiaries can obtain, without charge, a copy of the Qualified Domestic Relations Order procedure upon written request from the Administrator.

The second exception applies if you are involved with the Plan’s operation. If you are found liable for any action that adversely affects the Plan, the Administrator can offset your benefits by the amount that you are ordered or required by a court to pay the Plan. All or a portion of your benefits may be used to satisfy any such obligation to the Plan.

Can the Plan be amended?

Yes. We have the right to amend the Plan at any time. In no event, however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to your account.

What happens if the Plan is discontinued or terminated?

Although we intend to maintain the Plan indefinitely, we reserve the right to terminate the Plan at any time. Upon termination, no further contributions will be made to the Plan and all amounts credited to your accounts will continue to be 100% vested. We will direct the distribution of your accounts in a manner permitted by the Plan as soon as practicable. (See the question in Article V entitled “How will my benefits be paid?” for a further explanation.) You will be notified if the Plan is terminated.

How do I submit a claim for Plan benefits?

Benefits will be paid to you and your beneficiaries without the necessity of formal claims. However, if you think an error has been made in determining your benefits, then you or your beneficiaries may make a request for any Plan benefits to which you believe you are entitled. Any such request should be in writing and should be made to the Administrator.

If the Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions and other information relevant to the payment of the benefit.

What if my benefits are denied?

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will provide you with a written or electronic notification of the Plan’s adverse determination. This written or electronic notification must be provided to you within a reasonable period of time, but not later than 90 days after the receipt of your claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 90 day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination

In the case of a claim for disability benefits, if disability is determined by a physician chosen by the Administrator (rather than relying upon a determination of disability for Social Security purposes), then instead of the above, the Administrator will provide you with written or electronic notification of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies you, prior to the expiration of the initial 45 day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies you, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the plan expects to render a decision. In the case of any such extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and you will be afforded at least 45 days within which to provide the specified information.

The Administrator’s written or electronic notification of any adverse benefit determination must contain the following information:

•	The specific reason or reasons for the adverse determination.

•	Reference to the specific Plan provisions on which the determination is based.

•	A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary.

•	Appropriate information as to the steps to be taken if you or your beneficiary want to submit your claim for review.

•	In the case of disability benefits where disability is determined by a physician chosen by the Administrator:

(i)	If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

(ii)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

If your claim has been denied or deemed denied, and you want to submit your claim for review, you must follow the Claims Review Procedure in the next question.

What is the Claims Review Procedure?

Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

•	YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

HOWEVER, IF YOUR CLAIM IS FOR DISABILITY BENEFITS AND DISABILITY IS DETERMINED BY A PHYSICIAN CHOSEN BY THE ADMINISTRATOR, THEN INSTEAD OF THE ABOVE, YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 180 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF AN ADVERSE BENEFIT DETERMINATION.

•	You may submit written comments, documents, records, and other information relating to your claim for benefits.

•	You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

•	You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

•	Your claim for review must be given a full and fair review. This review will take into account all comments, documents, records, and other information submitted by you relating to your claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In addition to the Claims Review Procedure above, if your claim is for disability benefits and disability is determined by a physician chosen by the Administrator, then the Claims Review Procedure provides that:

•	Your claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

•	In deciding an appeal of any adverse benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

•	Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with your adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

•	The health care professional engaged for purposes of a consultation under (b) above will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The Administrator will provide you with written or electronic notification of the Plan’s benefit determination on review. The Administrator must provide you with notification of this denial within 60 days after the Administrator’s receipt of your written claim for review, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 60 day period. In no event will such extension exceed a period of 60 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. However, if claim relates to disability benefits and disability is determined by a physician chosen by the Administrator, then 45 days will apply instead of 60 days in the preceding sentences. In the case of an adverse benefit determination, the notification will set forth.

•	The specific reason or reasons for the adverse determination.

•	Reference to the specific Plan provisions on which the benefit determination is based.

•	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

•	In the case of disability benefits where disability is determined by a physician chosen by the Administrator:

(i)	If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

(ii)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. However, in order to do so, you must file the suit no later than 180 days after the Administrator makes a final determination to deny your claim.

What are my rights as a Plan participant?

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

•	Examine, without charge, at the Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (formerly, the Pension and Welfare Benefit Administration).

•	Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension benefit, the statement will tell you how many years you have to work to get a right to a pension. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE EVERY TWELVE (12) MONTHS. The Plan must provide this statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. You and your beneficiaries can obtain, without charge, a copy of the qualified domestic relations order (“QDRO”) procedures from the Administrator.

If it should happen that the Plan’s fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about the Plan, then you should contact the Administrator. If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration (formerly, the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE XII

GENERAL INFORMATION ABOUT THE PLAN

There is certain general information which you may need to know about the Plan. This information has been summarized for you in this Article.

General Plan Information

The full name of the Plan is Kyocera Mita America, Inc. Savings and Investment Plan.

Your Employer has assigned Plan Number 002 to your Plan.

This Plan was originally effective on December 1, 1982. The amended and restated provisions of the Plan, including the EGTRRA amendment became effective on January 1, 2002. The compensation definition was amended effective January 1, 1999 to exclude certain fringe amounts. However, this restatement was made to conform the Plan to new tax laws and some provisions may be retroactively effective.

Valuations of the Plan assets are generally made every business day. You can access your account by calling SELECTBENEFIT at 1-800-678-PLAN, or by logging on to www.selectbenefit.com. Certain distributions are based on the Anniversary Date of the Plan. This date is the last day of the Plan Year.

The Plan’s records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.

The Plan and Trust will be governed by the laws of California to the extent not governed by federal law.

Benefits provided by the Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this type of Plan.

Service of legal process may be made upon your Employer. Service of legal process may also be made upon the Trustee or Administrator.

Employer Information

Your Employer’s name, address and identification number are:

Kyocera Mita America, Inc.

225 Sand Road

Fairfield, New Jersey 07004

95-2819506

The Plan allows other employers to adopt its provisions. You or your beneficiaries may examine or obtain a complete list of employers, if any, who have adopted the Plan by making a written request to the Administrator.

Other Employers who have adopted the provisions of the Plan are:

Kyocera Technology Development, Inc.

1855 Gateway Boulevard, Suite 400

Concord, California 94520

Kyocera Mita South Carolina

1 Mita Boulevard

Fountain Inn, SC 29644

57-0911398

Administrator Information

The Plan’s Administrator is responsible for the day-to-day administration and operation of the Plan. For example, the Administrator maintains the Plan records, including your account information, provides you with the forms you need to complete for Plan participation, and directs the payment of your account at the appropriate time. The Administrator will also allow you to review the formal Plan document and certain other materials related to the Plan. If you have any questions about the Plan and your participation, you should contact the Administrator. The Administrator may designate other parties to perform some duties of the Administrator.

The name, address and business telephone number of the Plan’s Administrator are:

Kyocera Mita America, Inc.

225 Sand Road

Fairfield, New Jersey 07004

(973) 808-8444

Trustee Information

All money that is contributed to the Plan is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund and must hold and invest Plan assets in a prudent manner and in the best interest of you and your beneficiaries. The trust fund established by the Plan’s Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

The name and address of the Plan’s Trustee are:

Union Bank of California, N.A.

655 North Central Avenue, Suite 2300

Glendale, California 91203

Additional Information Relating to Kyocera Corporation Stock Fund

Because the Kyocera Corporation Stock Fund invests in ADSs of Kyocera Corporation, the Plan is subject to the federal securities law. Accordingly, the ADSs have been registered with the Securities and Exchange Commission. This Summary Plan Description represents part of a prospectus covering securities that have been registered on Form S-8 under the Securities Act of 1933. The Form S-8 incorporates by reference several documents that are considered part of the prospectus. The incorporated documents include Kyocera Corporation’s Form 20-F for the fiscal year ended March 31, 2004 and certain Forms 6-K that may be filed by Kyocera Corporation with the Securities and Exchange Commission while the registration statement for the securities is in effect. Upon your written or oral request, you may obtain, free of charge, any and all document incorporated by reference in the Form S-8 (other than exhibits). In addition, upon your written or oral request, you may obtain, free of charge, any communications distributed to security holders of ADSs. Any request should be directed to the Administrator, whose address and telephone number are listed above.

EXHIBIT A

INVESTMENT FUNDS OFFERED UNDER THE PLAN

In addition to the Kyocera Corporation Stock Fund, the investment vehicles offered under the Plan include the following:

•	Baron Growth Fund – The Fund seeks capital appreciation by investing in small companies that the manager believes have significant growth opportunities and are selling at attractive prices.

•	Dreyfus Premier Strategic Fund – This Fund seeks capital appreciation. To pursue this goal, the Fund normally invests at least 80% of its assets in stocks. The Fund’s stock investments may include common stocks, preferred stocks and convertible securities, including those purchased in initial public offerings. The Fund may invest up to 30% of its assets in foreign securities not publicly traded in the U.S. Investments in stock typically are riskier, but with a greater potential for return, than investments in other vehicles.

•	EuroPacific Growth Fund – This Fund, a fund of the American Funds family of funds, seeks long-term capital growth by investing in the securities of foreign companies, primarily in Europe and the Pacific Basin. The Fund invests in common and preferred stocks, convertibles, ADRs, EDRs, bonds (generally rated “A” or better), government securities, non-convertible preferred stocks and cash. At least 80% of assets will be invested in issuers in Europe or the Pacific Basin. The Fund’s approach to investing is a blend of value and growth.

•	Fidelity Advisor Balanced Fund (Class T) – This Fund seeks both income and growth of capital by investing approximately 60% of assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower quality debt securities, and at least 25% of assets in fixed income senior securities (including debt securities and preferred stock).

•	Fidelity Advisor Growth Opportunities Fund (Class T) – This Fund seeks to provide capital growth. At any given time, the Fund may tend to buy “growth” stocks or “value” stocks, or a combination of both types. Factors considered include growth potential, earnings estimates and management.

•	Franklin Balance Sheet Investment Fund – This Fund seeks high total return, of which capital appreciation and income are components. The Fund normally invests in equity securities the manager believes to be undervalued in the marketplace relative to underlying asset values and possess the potential for significant capital appreciation. The manager currently expects to invest substantially in the stocks of small capitalization companies.

•	Franklin Small Mid-Cap Growth Fund (Class A) – This Fund seeks long-term growth of capital by normally investing at least 80% of its assets in equity securities of small-cap and mid-cap companies. The Fund focuses on individual securities, choosing companies it believes will have above-average growth in revenues, earnings or assets.

•	Fidelity Utilities Fund (Class T) – This Fund seeks capital appreciation. To pursue this goal, the Fund normally invests primarily in common stocks with at least 80% of assets in securities of companies principally engaged in the utilities industry and companies deriving a majority of their revenues from their utility operations.

•	HighMark Bond Fund – This Fund invests in fixed income securities, including, primarily, debt obligations issued or guaranteed by the U.S. government or its agencies; corporate debt securities issued by U.S. or foreign companies that nationally recognized rating agencies, such as Moody’s or Standard & Poor’s, recognize as investment grade; investment grade bonds backed by the interest and principal payments of various types of mortgages, known as mortgage-backed securities; and investment grade bonds backed by the interest and principal payments on loans for other types of assets, such as automobiles, houses, or credit cards, known as asset-backed securities. The Fund seeks to provide total return through investments in such securities. Your investment in the Fund may be subject to the risk that the Fund’s investments will decline due to an increase in interest rates, the Fund’s yield will decrease due to a decline in interest rates, that the issuer of the bonds will not make timely principal and interest payments, or that a significant number of the mortgages backing the mortgage backed securities will be prepaid.

•	HighMark Diversified Money Market Fund – This Fund invests primarily in short-term debt obligations, such as those issued corporations, banks, and the U.S. government and its agencies. The obligations selected for investment generally are obligations that at least one nationally recognized rating agency, such as Standard & Poor’s, has judged financially strong enough to be included in its highest credit-quality category for short-term securities. However, your investment in the Fund may be subject to the risk that the Fund’s investments will decline due to an increase in interest rates, the Fund’s yield will decrease due to a decline in interest rates, or that the issuer of the debt obligations will not make timely principal and interest payments on the obligations.

•	Janus Global Technology Fund – This Fund invests, under normal circumstances, at least 80% of its net assets in securities of companies that the portfolio manager believes will benefit significantly from advancements or improvements in technology. It implements this policy by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential.

•	Janus Olympus Fund – This Fund invests primarily in common stocks selected for their growth potential. The Fund may invest in companies of any size, from larger, well established companies to smaller, emerging growth companies.

•	Janus Twenty Fund – This Fund seeks long-term growth of capital. It focuses on a core of 20-30 companies that includes multinational businesses and medium size and faster growing companies.

•	Janus Worldwide Fund – The Fund invests primarily in common stocks of companies of any size located throughout the world. The Fund normally invests in issuers from at least five different countries, which may include the United States. The Fund may, under unusual circumstances, invest in fewer than five countries or even a single country.

•	Mutual Shares (Class A) – This Fund, a mid-cap fund in the Franklin Templeton Investments family, seeks capital appreciation; income is a secondary consideration. The Fund normally invests following a value-oriented strategy in companies with market capitalizations greater than $1.5 billion.

•	Union Bank of California Stable Value Fund – This Fund invests in fixed income obligations issued by insurance companies (for example, guaranteed investment contracts or “GICs”), banks or savings and loan associations, in certain other fixed income or money market obligations, as well as in a variety of collective investment funds which invest in such obligations. The Fund seeks to achieve dependable current income and stability of principal.

•	Vanguard 500 Index Fund – This index Fund seeks to track the investment performance of the Standard & Poor’s 500 Index, an unmanaged benchmark representing U.S. large capitalization stocks. Using full replication, the portfolio holds all stocks in the same capitalization weighting as the index.

PLEASE READ THE PROSPECTUS FOR EACH FUND FOR A MORE DETAILED DESCRIPTION OF THE FUND. THE DISCUSSION ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROSPECTUS FOR THE APPLICABLE FUND. A SEPARATE BOOKLET CONTAINS MORE DETAILED FUND INFORMATION, INCLUDING COMPARATIVE FINANCIAL DATA.